For period ending December 31, 2001
Exhibit 77M

File number 811-6637



At a Special Meeting of Shareholders convened
on November 8, 2001, the shareholders of the
PaineWebber High Income Fund  approved an
Agreement and Plan of Reorganization between
Brinson Managed Investments Trust, on behalf of
PaineWebber High Income Fund, and The Brinson
Funds, on behalf of High Yield Fund.   The
transaction was consummated on November 23, 2001.
Further information regarding the circumstances and details of the transaction is incorporated herein in response to this sub-item by reference to the definitive Combined Proxy Statement and Prospectus of the PaineWebber High Income Fund (a series of PaineWebber Managed Investments Trust) and the High Yield Fund (a series of The Brinson
Funds) dated October 8, 2001, filed with the SEC on August 29, 2001 (Accession Number 0000912057-
01-530765; SEC File No. 333-68628.)
Brinson Managed Investments Trust has not ceased to be an investment company because it still has one operating series.